EXHIBIT 10.2

EXECUTION COPY

TRANSFER AND SERVICING AGREEMENT

Dated as of November 23, 2004,

by and between

STONE RECEIVABLES CORPORATION,

SSCE FUNDING, LLC

and

SMURFIT-STONE CONTAINER ENTERPRISES, INC.,

as Servicer

i

Section 5.12	Access to Certain Documentation and Information Regarding the Transferred Receivables
Section 5.13	Delegation of Duties
Section 5.14	Examination of Records
ARTICLE VI	TRANSFER TERMINATION EVENTS
Section 6.1	Transfer Termination Events
ARTICLE VII	SERVICER DEFAULTS
Section 7.1	Servicer Defaults
Section 7.2	Indenture Trustee to Act; Appointment of Successor
Section 7.3	Notification to Noteholders
Section 7.4	Waiver of Past Defaults
ARTICLE VIII	INDEMNIFICATION
Section 8.1	Costs and Expenses
Section 8.2	Indemnification
Section 8.3	No Indirect or Consequential Damages
ARTICLE IX	MISCELLANEOUS
Section 9.1	Notices
Section 9.2	No Waiver; Remedies
Section 9.3	Successors and Assigns
Section 9.4	Termination; Survival of Obligations
Section 9.5	Survival
Section 9.6	Complete Agreement; Modification of Agreement
Section 9.7	Amendments and Waivers
Section 9.8	GOVERNING LAW; CONSENT TO JURISDICTION; WAIVER OF JURY TRIAL
Section 9.9	Counterparts
Section 9.10	Severability
Section 9.11	Section Titles
Section 9.12	No Setoff
Section 9.13	Confidentiality
Section 9.14	No Bankruptcy Petition

ii

Exhibit 5.3(j)	Credit and Collection Policy
Schedule 4.1(m)	Offices; Qualification to do Business
Schedule 4.1(p)	UCC Information
Schedule 4.1(s)	Perfection Representations and Warranties
Schedule 5.3(l)	Lock-Box Accounts

i

This TRANSFER AND SERVICING AGREEMENT (this “Agreement” or the “Transfer and Servicing Agreement”) is entered into as of November 23, 2004, by and between STONE RECEIVABLES CORPORATION, a Delaware corporation (“SRC”), SSCE FUNDING, LLC, a Delaware limited liability company (“Funding LLC”) and SMURFIT-STONE CONTAINER ENTERPRISES, INC., a Delaware corporation (“SSCE”), as Servicer.

In consideration of the premises and the mutual covenants hereinafter contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS AND INTERPRETATION

Section 1.1             Definitions.  Capitalized terms used herein and not otherwise defined shall have the meanings ascribed thereto in Annex A to the Master Indenture, dated as of November 23, 2004 (the “Indenture”), by and between Funding LLC, as issuer, and Deutsche Bank Trust Company Americas, as indenture trustee.

Section 1.2             Rules of Construction.  For purposes of this Agreement, the rules of construction set forth in Section 1.2 of the Indenture shall govern.  All Annexes, Exhibits and Schedules hereto, are incorporated herein by reference and, taken together with this Agreement, shall constitute but a single agreement.

ARTICLE II

TRANSFER OF RECEIVABLES

Section 2.1             Transfers.  (a) Subject to the terms and conditions hereof (i) SRC shall sell, transfer and assign on the Closing Date to Funding LLC, and Funding LLC shall acquire SRC’s right, title and interest in (A) each Receivable acquired by SRC from Sellers under the Sale Agreement on the Closing Date (the “Transferred Receivables”), (B) all SA Transferred Assets with respect thereto, (C) all rights of SRC under the Sale Agreement (including the rights of any Person to cause any Seller to repurchase Receivables from SRC under the circumstances described therein) and (D) all proceeds of the foregoing (collectively, the “TSA Assets”) and (ii) on each subsequent day, SRC shall sell, transfer and assign to Funding LLC and Funding LLC shall acquire from SRC the TSA Assets related to the Transferred Receivables acquired by it from Sellers under the Sale Agreement on such day (in each case, a “TSA Transfer”).  Each TSA Transfer shall be made without recourse to SRC except as specifically provided herein.  All sales or contributions by SRC hereunder shall cease on the TSA Termination Date.

(b)           Computer Files.  On or before each TSA Transfer Date, as appropriate, SRC shall indicate in its computer files that the TSA Assets have been sold or contributed to Funding LLC pursuant to this Agreement by so identifying such TSA Assets with an appropriate notation.

(c)           No Assumption of Liabilities.  No obligation or liability of SRC (or any predecessor in interest) to any Obligor or any third party under any Contract relating to the TSA Assets shall be assumed by Funding LLC, and any such assumption is hereby expressly disclaimed.

Section 2.2             Grant of Security Interest.  The parties hereto intend that each TSA Transfer shall constitute a purchase and sale, as applicable, by SRC to Funding LLC and not a loan by Funding LLC to SRC secured by the TSA Assets.  Notwithstanding anything to the contrary set forth in this Section 2.2, if a court of competent jurisdiction determines that any transaction provided for herein constitutes a loan and not a purchase and sale, then the parties hereto intend that this Agreement shall constitute a security agreement under applicable law and that SRC shall be deemed to have granted, and SRC hereby grants, to Funding LLC a first priority lien and security interest in and to all of SRC’s right, title and interest in, to and under the TSA Assets.  SRC hereby agrees to record and file, or cause to be recorded and filed, at its own expense, financing statements (and continuation statements with respect to such financing statements when applicable) with respect to the Transferred Receivables and the TSA Assets now existing and hereafter acquired pursuant to this Agreement by Funding LLC and in each case meeting the requirements of applicable law in such manner and in such jurisdictions as are necessary to perfect and maintain perfection and priority of Funding LLC’s purchase of such Transferred Receivables and any other TSA Assets and to deliver to the Indenture Trustee a file-stamped copy of each such financing statement.

Section 2.3             Dilutive Credits.  If any Dilutive Credits are applied to adjust the balance of any Transferred Receivable in accordance with Section 2.4 of the Sale Agreement, SRC shall compensate Funding LLC for such adjustment by paying an amount equal to the related Dilutive Credit to Funding LLC in cash no later than five Business Days after the grant of such Dilutive Credit; provided that no such payment need be made if the Transferor Amount exceeds the Minimum Transferor Amount.  The amount of any such payment required to be made by SRC, after giving effect to the proviso to the preceding sentence, is referred to as a “Dilution Payment Amount.”

ARTICLE III

CONDITIONS PRECEDENT

Section 3.1             Conditions to Initial TSA Transfer.  The initial TSA Transfer hereunder shall be subject to satisfaction of each of the following conditions precedent (any one or more of which may be waived in writing by Funding LLC):

(a)           Transfer and Servicing Agreement.  This Agreement or counterparts hereof shall have been duly executed by, and delivered to, SRC, Funding LLC and Servicer in form and substance reasonably satisfactory to Funding LLC; and

(b)           Financing Statements.  SRC shall have filed and recorded, at its own expense, UCC-1 financing statements and, if necessary, UCC-3 financing statements (and other similar instruments) with respect to the Transferred Receivables and the other TSA Assets in such manner and in such jurisdictions as are necessary or desirable to perfect Funding LLC’s ownership interest thereof under the UCC (or any other similar law), and all other action necessary or desirable, in the reasonable judgment of Funding LLC, to perfect Funding LLC’s ownership of the Transferred Receivables and the other TSA Assets shall have been duly taken.

ARTICLE IV

REPRESENTATIONS, WARRANTIES AND COVENANTS

Section 4.1             Representations and Warranties of SRC.  To induce Funding LLC to purchase the TSA Assets, SRC makes the following representations and warranties to Funding LLC, as of the Closing Date and each subsequent TSA Transfer Date, each and all of which shall survive the execution and delivery of this Agreement.

(a)           Organization, Corporate Powers.  It is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, has all requisite corporate power and authority to carry on its business as now conducted and, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, is qualified to do business in, and is in good standing in, every jurisdiction where such qualification is required and has the corporate power and authority to execute, deliver and perform each of the Transaction Documents and each agreement or instrument contemplated hereby or thereby to which it is or will be a party.

(b)           Authorization.  The transactions contemplated herein are within its corporate powers and have been duly authorized by all requisite corporate action and, if required, member or manager action.

(c)           Enforceability.  Each of this Agreement and the other Transaction Documents to which it is a party has been duly executed and delivered by it and constitutes a legal, valid and binding obligation of it enforceable against it in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, moratorium, reorganization or other similar laws affecting creditors’ rights generally and except as enforceability may be limited by general principles of equity, regardless of whether such enforceability is considered in a proceeding in equity or at law.

(d)           Governmental Approvals; No Conflicts.  The execution, delivery and performance by it of this Agreement and each of the other Transaction Documents to which it is a party, the sale of Transferred Receivables and TSA Assets by it hereunder and the consummation of the other transactions contemplated by any of the foregoing (i) do not require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority, except such as have been obtained or made and are in full force and effect, (ii) will not violate any applicable law or regulation or the certificate of incorporation, by-laws or other organizational documents of it or any order of any Governmental Authority, (iii) will not violate or result in a default under any indenture, agreement or other instrument binding upon SRC or its assets, or give rise to a right thereunder to require any payment to be made by SRC, and (iv) will not result in the creation or imposition of any Lien on any of its assets.

(e)           Litigation.  There are no actions, suits or proceedings by or before any arbitrator or Governmental Authority pending against or, to its knowledge, threatened against or affecting SRC (i) that could reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect or (ii) that involve this Agreement or the other Transaction Documents to which it is a party or the transactions contemplated hereby or thereby.

(f)            Compliance with Laws and Agreements.  It is in compliance with all laws, regulations and orders of any Governmental Authority applicable to it or its property and all indentures, agreements and other instruments binding upon it or its property, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

(g)           Taxes. It has timely filed or caused to be filed all federal, state and local tax returns which are required to have been filed and has paid or caused to be paid all taxes required to have been paid by it, except (i) taxes that are being contested in good faith by appropriate proceedings and for which it has set aside on its books adequate reserves or (ii) to the extent that the failure to do so could not reasonably be expected to result in a Material Adverse Effect.

(h)           Accuracy and Completeness of Information.  It has disclosed to Funding LLC all agreements, instruments and corporate or other restrictions to which it is subject, and all other matters known to it, that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect.

(i)            Employee Benefit Plans.  No ERISA Event has occurred or is reasonably expected to occur that, when taken together with all other such ERISA Events for which liability is reasonably expected to occur, could reasonably be expected to result in a Material Adverse Effect.

(j)            Absence of Certain Restrictions.  No indenture, certificate of designation for equity interests, agreement or other instrument to which it or any of its Subsidiaries is a party will prohibit or materially restrain, or have the effect of prohibiting or materially restraining, or imposing materially adverse conditions upon, the sale and assignment of TSA Assets.

(k)           Lock-Box Accounts.  Set forth in Schedule 5.3(l) is a complete and accurate description as of the Closing Date of each Lock-Box Account currently maintained with respect to the Transferred Receivables.  Such Lock-Box Account will only be used for the collection of amounts owing on Transferred Receivables.  SRC has caused all Obligors on the Transferred Receivables to be sold or contributed by it hereunder to be instructed to submit all payments on the Transferred Receivables and TSA Assets directly to one of the Lock-Box Accounts.

(l)            Filings.  All filings and other acts (including but not limited to all filings and other acts necessary or advisable under the UCC of each relevant jurisdiction) shall have been made or performed such that Funding LLC has a first priority perfected ownership interest in respect of all Transferred Receivables and TSA Assets.

(m)          Offices.  The offices at which SRC keeps its records concerning the Transferred Receivables are located at the addresses specified on Schedule 4.1(m) or have been reported to Funding LLC in accordance with the provisions of Section 4.2(f) of this Agreement.  SRC is duly qualified to do business in each state set forth opposite its name on Schedule 4.1(m) hereto and is not qualified to do business in any other state.

(n)           Investment Company Act.  SRC is not an “investment company” or “controlled by” an “investment company,” as such terms are defined in the Investment Company Act, and SRC is not subject to regulation under the Investment Company Act.

(o)           Bulk Sales Act.  No transaction contemplated hereby with respect to SRC requires compliance with, or will be subject to avoidance under, any bulk sales act or similar law.

(p)           UCC Information.  The true legal name of SRC as registered in the jurisdiction of its organization, and the current location of SRC’s jurisdiction of organization are set forth in Schedule 4.1(p) and such location has not changed within the past 12 months. During the past five years, SRC has not had or used any trade names, fictitious names, assumed names “doing business as” names, or any other names under which it has done or is doing business.  In addition, Schedule 4.1(p) lists SRC’s (i) federal employer identification number and (ii) organizational identification number, if any, as designated by the jurisdiction of its organization.

(q)           No Fraudulent Transfer.  SRC is not entering into this Agreement with the intent (whether actual or constructive) to hinder, delay, or defraud its present or future creditors and is receiving reasonably equivalent value and fair consideration for the Transferred Receivables being transferred hereunder.

(r)            Representations as to Transferred Receivables.  With respect to each Transferred Receivable transferred by it, it represents and warrants that:

(i)            other than with respect to each Transferred Receivable that is identified as not being an Eligible Receivable in the Daily Report delivered on the TSA Transfer Date relating to such Receivable, each Transferred Receivable satisfies the criteria for an Eligible Receivable as of the applicable TSA Transfer Date; and

(ii)           SRC is the sole legal and beneficial owner of such Transferred Receivable, and upon the sale of each Transferred Receivable by SRC, Funding LLC will become the sole legal and beneficial owner of such Transferred Receivable, free and clear of any Adverse Claims and no effective financing statement or other instrument similar in effect covering all or any part of such Transferred Receivable or TSA Asset with respect thereto will at such time be on file against SRC in any filing or recording office except such as have been filed in favor of Funding LLC or the Indenture Trustee in accordance with this Agreement.

(s)           Perfection Representations and Warranties.  The parties hereto agree that the representations, warranties and covenants set forth in Schedule 4.1(s) shall be a part of this Agreement for all purposes.

The representations and warranties described in this Section 4.1 shall survive the sale or contribution of the TSA Assets to Funding LLC, any subsequent assignment, contribution or sale of the TSA Assets by Funding LLC, and the termination of this Agreement and the other Transaction Documents and shall continue until the payment in full of all TSA Assets.

Section 4.2             Affirmative Covenants of SRC.  SRC covenants and agrees that it shall, unless otherwise consented to by Funding LLC, from and after the Closing Date and until the TSA Termination Date:

(a)           Compliance with Laws, etc.  Comply in all material respects with its certificate of incorporation and by-laws (or other constituting documents, as applicable) and all laws, rules, regulations and orders of any Governmental Authority, whether now in effect or hereafter enacted, applicable to SRC, except to the extent that failure to comply therewith could not have a Material Adverse Effect.  SRC will comply, in all material respects, with its obligations under the Sale Agreement.

(b)           Preservation of Corporate Existence.  (i) Preserve and maintain its corporate existence, rights, franchises and privileges in the jurisdiction of its organization and (ii) qualify and remain qualified in good standing as a foreign corporation in each jurisdiction where the nature of its business so requires, except where the failure so to qualify would not, individually or in the aggregate with other such failures, have a Material Adverse Effect.

(c)           Visitation Rights.  At any reasonable time during normal business hours and from time to time, in each case upon reasonable notice to SRC permit (i) Funding LLC or any of its respective agents or representatives to examine and make copies of and abstracts from the records, books of account and documents (including computer tapes and disks) of SRC relating to the Transferred Receivables and the TSA Assets and (ii) Funding LLC or any of its respective agents or representatives, to visit the properties of SRC for the purpose of examining such records, books of account and documents, and to discuss the affairs, finances and accounts of SRC relating to the Transferred Receivables and the TSA Assets or SRC’s performance hereunder with any of its officers or directors and with its independent certified public accountants (subject to any requirements of confidentiality imposed by law or contract).

(d)           Separate Identity.  Take all actions required or reasonably necessary to maintain Funding LLC’s status as a separate legal entity, including (i) not misleading third parties as to Funding LLC’s identity as an entity with assets and liabilities distinct from SRC, Servicer, each Seller and each Subsidiary or Affiliate thereof; (ii) not holding itself out to be responsible for the debts or decisions or actions relating to the business and affairs of Funding LLC; (iii) taking such other actions as are necessary on its part to ensure that the covenants set forth in Section 4.5 are met at all times; and (iv) taking such other actions as are necessary on its part to ensure that Funding LLC’s limited liability company procedures required by the Funding LLC Limited Liability Company Agreement are complied with.

(e)           Keeping of Records and Books of Account.  Maintain and implement, or cause to be maintained or implemented, administrative and operating procedures reasonably necessary or advisable for the collection of amounts owing on all Transferred Receivables, and, until any delivery to Funding LLC, keep and maintain, or cause to be kept and maintained, all documents, books, records and other information reasonably necessary or advisable for the collection of amounts owing on all such Transferred Receivables and other TSA Assets with respect thereto.  SRC shall at its own cost and expense, for not less than three years from the date on which each Transferred Receivable was originated, or for such longer period as may be required by law, maintain adequate Records with respect to such Transferred Receivable, including records of all payments received, credits granted and merchandise returned with respect thereto.

(f)            Location of Records.  Keep its offices where it keeps the records concerning the Transferred Receivables (and all original documents relating thereto) at the locations referred to in Section 4.1(m) or, upon 30 days prior written notice to Funding LLC, at such other locations in a jurisdiction where all action required by Section 4.2(p)(i) shall have been taken and completed and be in full force and effect.

(g)           Computer Files.  At its own cost and expense, retain the ledger used by SRC as a master record of the Transferred Receivables and, if SRC is in possession of any documents relating to the Transferred Receivables, retain copies of all such documents as custodian and agent for Funding LLC and other Persons with interests in the Transferred Receivables and mark any computer tape or other physical records of the Transferred Receivables (other than individual invoices or individual collection files) to the effect that interests in the Transferred Receivables have been sold to Funding LLC.

(h)           Payment of and Compliance with Obligations.  Pay, discharge or otherwise satisfy at or before maturity or before they become delinquent, as the case may be, all its obligations of whatever nature, except where the amount or validity thereof is currently being contested in good faith by appropriate proceedings and adequate reserves in with respect thereto have been set aside or except where the failure to so pay, discharge or otherwise satisfy such obligations would not have a Material Adverse Effect in respect of SRC.  SRC shall defend the right, title and interest of Funding LLC in, to and under the Transferred Receivables originated by it and the other TSA Assets, whether now existing or hereafter created, against all claims of third parties claiming through SRC. SRC will duly fulfill all obligations on its part to be fulfilled under or in connection with each Transferred Receivable transferred by it and will do nothing to impair the rights of Funding LLC or its assigns in such Transferred Receivable or any TSA Assets.

(i)            Policies.  Enforce the covenant in the Sale Agreement requiring each Seller to perform its obligations in accordance with and comply in all material respects with the Credit and Collection Policies as amended from time to time in accordance with the Transaction Documents.

(j)            Taxes.  Pay and discharge promptly all taxes, assessments and governmental charges or levies imposed upon it or upon its income or profits or in respect of its property, before the same shall become delinquent or in default, as well as all lawful claims for labor, materials and supplies or otherwise which, if unpaid, might give rise to a Lien upon such properties or any part thereof, provided, however that such payment and discharge shall not be required with respect to any such tax, assessment, charge, levy or claim so long as (i) the validity or amount thereof shall be contested in good faith by appropriate proceedings and SRC shall set aside adequate reserves with respect thereto, (ii) such tax, assessment, charge, levy or claim is in respect of property taxes for property that SRC has determined to abandon and the sole recourse for such tax, assessment, charge, levy or claim is to such property and (iii) the failure to make payment pending such contest could not reasonably be expected to result in a Material Adverse Effect.

(k)           Collections.  With respect to payments in respect of any Transferred Receivables that are made directly to SRC (including any employees thereof or independent contractors employed thereby), immediately (and in no event later than 1 Business Day after determination that such amount was misdirected) deliver (which may be via regular mail) or deposit such amount to a Lock-Box Account and, prior to forwarding such amounts, to hold such payments in trust as custodian for Funding LLC.

(l)            Furnishing Copies, etc.  Furnish to Funding LLC:

(i)            promptly upon obtaining knowledge of the occurrence of any Pay Out Event, Default or Event of Default, written notice thereof specifying the nature and extent thereof; and

(ii)           promptly following request therefor, such information, documents, records or reports regarding or with respect to the Transferred Receivables as Funding LLC may from time to time reasonably request.

(m)          Obligations with Respect to Obligors and Transferred Receivables.  Take all actions on its part reasonably necessary to maintain in full force and effect its material rights under all contracts relating to each Transferred Receivable.

(n)           Responsibilities of Sellers.  Notwithstanding anything herein to the contrary, (i) SRC shall perform or cause to be performed all its obligations under the Credit and Collection Policies related to the Transferred Receivables to the same extent as if such Transferred Receivables had not been transferred to Funding LLC hereunder, (ii) the exercise by Funding LLC of any of its rights hereunder shall not relieve SRC of its obligations with respect to such Transferred Receivables and (iii) Funding LLC shall not have any obligation or liability with respect to any Receivables, nor shall Funding LLC be obligated to perform any of the obligations or duties of SRC or any Seller thereunder.

(o)           Transfer of Receivables.  Sell or otherwise transfer Receivables solely in accordance with the terms of this Agreement.

(p)           Further Action.  In addition to the foregoing:

(i)            SRC shall, at its sole cost and expense, upon request of Funding LLC, promptly and duly authorize, execute and/or deliver, as applicable, any and all further instruments and documents and take such further actions that may be necessary or desirable or that Funding LLC may reasonably request to carry out more effectively the provisions and purposes of this Agreement or to obtain the full benefits of this Agreement and of the rights and powers herein granted, including authorizing and filing any financing or continuation statements under the UCC with respect to the ownership interests or Liens created or granted hereunder.  SRC hereby authorizes Funding LLC to file any such financing or continuation statements without the signature of SRC to the extent permitted by applicable law.  A carbon, photographic or other reproduction of this Agreement or of any notice or financing statement covering the TSA Assets or any part thereof shall be sufficient as a notice or financing statement where permitted by law.  If any amount payable under or in connection with any of the TSA Assets is or shall become evidenced by any instrument, such instrument, other than checks and notes received in the ordinary course of business, shall be duly endorsed in a manner reasonably satisfactory to Funding LLC immediately upon the SRC’s receipt thereof and promptly delivered to or at the direction of Funding LLC.

(ii)           If SRC fails to perform any agreement or obligation under this Section 4.2(p), Funding LLC may (but shall not be required to) itself perform, or cause performance of, such agreement or obligation, and the reasonable expenses of Funding LLC incurred in connection therewith shall be payable by SRC upon demand of Funding LLC.  Funding LLC agrees promptly to notify SRC after any such performance; provided, that the failure to give such notice shall not affect the validity of any such performance.

Section 4.3             Negative Covenants of SRC.  SRC covenants and agrees that, without the prior written consent of Funding LLC, from and after the Closing Date and until the date after the TSA Termination Date when the Unpaid Balances of all Transferred Receivables transferred hereunder prior to such TSA Termination Date have been reduced to zero:

(a)           Adverse Claims and Liens.  SRC shall not, except as otherwise expressly herein provided, sell, assign (by operation of law or otherwise), transfer or otherwise dispose of, or create or suffer to exist any Adverse Claim or Lien upon or with respect to, any TSA Assets, or assign any right to receive proceeds in respect thereof except for Permitted Encumbrances.

(b)           Ineligible Receivables.  SRC shall not take any action to cause, or which would permit, an Eligible Receivable to cease to be an Eligible Receivable, other than solely as a result of the Obligor with respect to such Receivable becoming subject to an Exchange Partner Arrangement after the related TSA Transfer Date or except as otherwise expressly provided by this Agreement; provided that in no event shall an Eligible Receivable becoming a Defaulted Receivable constitute a breach of this Section 4.3(b).

(c)           Change in Payment Instructions to Obligors.  SRC shall not cause or permit any Obligor of any Transferred Receivables to be instructed to make any payments with respect to any Transferred Receivables other than in accordance with its current practices with respect to such Obligor or to a Lock-Box Account.

(d)           UCC Matters.  SRC shall not change its name, use an additional name or change its identity or corporate structure in any manner which would or might make any financing statement or continuation statement (or other similar instrument) relating to this Agreement seriously misleading within the meaning of the UCC (or any other similar law) or impair the perfection of Funding LLC’s interest in any TSA Asset under any similar law, without 30 days prior written notice to Funding LLC and without it taking all actions required by Section 2.2.

(e)           Policies.  SRC shall not make any change or modification (or permit any change or modification to be made) to the Credit and Collection Policies, except (i) if such changes or modifications are necessary under any Requirement of Law or (ii) if such changes or modifications could not reasonably be expected to have a Material Adverse Effect.

(f)            Modification of Ledger.  SRC shall not delete or otherwise modify the marking on the ledger referred to in Section 4.2(g).

(g)           Accounting of Purchases.  SRC shall not prepare, or have prepared on its behalf, any financial statements which shall account for the transactions contemplated hereby in any manner other than as sales or contributions, as applicable, of the TSA Assets by SRC to Funding LLC or in any other respect account for or treat the transactions contemplated hereby (including for accounting purposes, except as required by law) in any manner other than as sales or contributions, as applicable, of the TSA Assets by SRC to Funding LLC; provided, that this Section 4.3(g) shall not apply for any tax or tax accounting purposes.

(h)           Instruments.  Seller shall not take any action to cause any Transferred Receivable to be evidenced by any instrument (as defined in the UCC as in effect in each applicable state) except in connection with the enforcement or collection of a Transferred Receivable.

(i)            Modifications of Transferred Receivables or Contracts.  SRC shall not extend, amend, forgive, discharge, compromise, cancel, waive or otherwise modify the terms or conditions of any Transferred Receivable or Contract, except (i) as provided in the Credit and Collection Policies, or (ii) to the extent that such extension, amendment, forgiveness, discharge, compromise, cancellation, waiver or modification does not affect Funding LLC’s ownership interest in such Transferred Receivable or Contract, as applicable, and does not negatively impact the ultimate collectibility of such Transferred Receivable.

(j)            Lock-Box Accounts.  SRC shall not deposit or otherwise credit, or cause or permit to be so deposited or credited, to any Lock-Box Account cash or cash proceeds other than Collections, or take any action to cause, or which would permit, the termination or amendment of any Lock-Box Agreement.

(k)           Tax Treatment of Funding LLC.  SRC shall not take any action inconsistent with the treatment of Funding LLC as an entity which is disregarded from its sole owner for U.S. federal income tax purposes.

Section 4.4             Representations and Warranties of Funding LLC.  Funding LLC hereby represents and warrants to SRC as follows:

(a)           Organization, Corporate Powers.  It is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, has all requisite limited liability company power and authority to carry on its business as now conducted and, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, is qualified to do business in, and is in good standing in, every jurisdiction where such qualification is required and has the limited liability company power and authority to execute, deliver and perform each of the Transaction Documents and each other agreement or instrument contemplated hereby or thereby to which it is or will be a party.

(b)           Authorization.  The transactions contemplated herein are within the limited liability company powers of Funding LLC and have been duly authorized by all requisite limited liability company and, if required, member or manager action.

(c)           Enforceability.  Each of this Agreement and each of the other Transaction Documents to which it is a party has been duly executed and delivered by Funding LLC and constitutes a legal, valid and binding obligation of Funding LLC enforceable against it in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, moratorium, reorganization or other similar laws affecting creditors’ rights generally and except as enforceability may be limited by general principles of equity, regardless of whether such enforceability is considered in a proceeding in equity or at law.

(d)           Governmental Approvals; No Conflicts.  The execution, delivery and performance by it of this Agreement and each of the other Transaction Documents to which it is a party, the acquisition of Transferred Receivables by it hereunder and the consummation of the other transactions contemplated by any of the foregoing (i) do not require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority, except such as have been obtained or made and are in full force and effect, (ii) will not violate any applicable law or regulation or the charter, by laws or other organizational documents of it or any order of any Governmental Authority, (iii) will not violate or result in a default under any indenture, agreement or other instrument binding upon Funding LLC or its assets, or give rise to a right thereunder to require any payment to be made by Funding LLC, and (iv) will not result in the creation or imposition of any Lien on any asset of Funding LLC.

Section 4.5             Covenants of Funding LLC.  Funding LLC hereby acknowledges that the Indenture Trustee and the Noteholders are, and will be, entering into the transactions contemplated by the Transaction Documents in reliance upon the Funding LLC’s identity as a legal entity separate from SRC, SSCE, each Seller and any other Person.  Therefore, from and after the Closing Date, Funding LLC shall take all reasonable steps to continue its identity as a separate legal entity and to make it apparent to third Persons that it is an entity with assets and liabilities distinct from those of SRC, SSCE, each Seller and any other Person, and that it is not a division of SRC, SSCE, any Seller or any other Person; provided, however, that for U.S. federal income tax purposes, Funding LLC will not take any action inconsistent with its treatment as an entity disregarded from its sole owner.  Without limiting the generality of the foregoing, Funding LLC shall comply with (i) the provisions set forth in Section 2.09 of its limited liability company agreement and (ii) “The Transaction Facts” set forth in any opinion issued by Winston & Strawn LLP as to substantive consolidation issues in connection with the issuance of any Series of Notes.

ARTICLE V

ADMINISTRATION AND SERVICING; SERVICER

Section 5.1             Acceptance of Appointment and Other Matters Relating to Servicer.

(a)           SSCE agrees to act, and is hereby appointed by Funding LLC to act, as Servicer under this Agreement, and SRC hereby consents to SSCE’s acting as Servicer.  Servicer shall supervise the servicing and administration of the Transferred Receivables and shall supervise the collection of payments due under the Transferred Receivables in accordance with (i) prudent standards and its customary and usual servicing procedures for servicing receivables owned by it and comparable to the Transferred Receivables and in accordance with the Credit and Collection Policy and (ii) the standard set forth in clause (ii) of the definition of “Eligible Servicer” in Annex A to the Indenture (which standard Servicer represents is not inconsistent with the standard set forth in clause (i) above) and shall have full power and authority to do any and all things in connection with such servicing and administration which it may deem necessary or desirable; provided, however, that if SSCE is no longer the “Servicer” hereunder, the entity that is acting as Servicer at such time shall service the Transferred Receivables in accordance with the standards that would be employed by a prudent institution in servicing comparable receivables for its own account.  Servicer will be responsible on a daily basis for servicing, managing and accepting or collecting payments on the Transferred Receivables; provided, however, that Servicer will hold such collections in trust for the benefit of the Noteholders.  Additional servicing activities performed by Servicer with respect to the Transferred Receivables shall include collecting and recording payments, communicating with Obligors, investigating payment delinquencies, providing billing records to Obligors and maintaining internal records.  Managerial and custodial services performed by Servicer shall include providing assistance in any inspections of the documents and records relating to the Transferred Receivables by Funding LLC or the Indenture Trustee to the extent provided in this Agreement, maintaining the agreements, documents and files relating to the Transferred Receivables as custodian and providing related data processing and reporting services for Noteholders and on behalf of the Indenture Trustee to the extent provided in this Agreement, the Indenture or any Indenture Supplement.  Without limiting the generality of the foregoing, Servicer is hereby authorized and empowered (i) to instruct the Indenture Trustee to make withdrawals and payments from the Collection Account and the Series Accounts and any other applicable account established pursuant to this Agreement, the Indenture or any Indenture Supplement, as set forth in this Agreement and the Indenture or any related Indenture Supplement, (ii) to execute and deliver, on behalf of the Indenture Trustee for the benefit of the Noteholders, any and all instruments of satisfaction or cancellation, or of partial or full release or discharge, and all other comparable instruments, with respect to the Transferred Receivables and, after the delinquency of any Transferred Receivable and to the extent permitted under and in compliance with applicable law and regulations, to commence enforcement proceedings with respect to such Transferred Receivable, and (iii) to make any filings, reports, notices, applications, registrations with, and to seek any consent or authorizations from, the Securities and Exchange Commission and any state securities authority on behalf of Funding LLC as may be necessary or advisable to comply with any federal or state securities or reporting requirements or laws.

(b)           Servicer shall not, and no Successor Servicer shall, be obligated to use separate servicing procedures (except as may be specified herein), offices or employees for servicing the Transferred Receivables from the procedures, offices or employees used by Servicer or such Successor Servicer, as the case may be, in connection with servicing other receivables of the same type.

(c)           Servicer shall, on behalf of Funding LLC, the Indenture Trustee and the Noteholders, enforce their respective rights and interest in and under the Transferred Receivables and the related Contracts.  If SSCE is no longer the “Servicer” hereunder, SSCE shall promptly deliver to the entity that is acting as Servicer at such time, at SSCE’s expense, and Servicer shall hold in trust for Funding LLC, the Indenture Trustee and the Noteholders in accordance with their respective interests, all books and records, files, documents, instruments and records (including, without limitation, computer tapes or disks and microfiche lists) that evidence or relate to Transferred Receivables.

(d)           In the event that SRC is unable for any reason to transfer Receivables to Funding LLC in accordance with the provisions of this Agreement (including, without limitation, by reason of any court of competent jurisdiction ordering that Funding LLC not transfer any additional Receivables to the Indenture Trustee) then, in any such event, Servicer agrees to allocate and pay to Funding LLC (or to the Indenture Trustee on behalf of the Noteholders), after the date of such inability, all Collections with respect to Receivables transferred to Funding LLC prior to the occurrence of such event.

(e)           Obligors shall be instructed by Servicer to make all payments on the Transferred Receivables to Lock-Box Accounts maintained by Lock-Box Banks pursuant to Lock-Box Agreements; provided, however, that if, notwithstanding instructions to the contrary given to any Obligor, Collections from such Obligor are received by Servicer, such Collections shall be deposited in the Collection Account by Servicer immediately upon receipt of such funds (and in no event later than 1 Business Day after receipt); provided further, that Servicer shall not be considered in breach of the obligation set forth in this sentence to the extent that a payment received by Servicer is not so deposited because such payment relates to a Disputed Item.  On each Business Day, Servicer shall transfer, or cause to be transferred, to the Collection Account all Collections received in the Lock-Box Accounts that have not been previously transferred.

(f)            Servicer or, in the event that there is a Successor Servicer, such Successor Servicer, shall have the power revocable by the Indenture Trustee to instruct each Lock-Box Bank to make withdrawals from the Lock-Box Accounts in accordance with this Agreement, the Indenture or any applicable Indenture Supplement.  All Collections on Transferred Receivables of amounts due and owing will, pending instructions by Servicer for transfer to the Collection Account, be deposited in or held in the Lock-Box Account by Servicer in the name of the Indenture Trustee and shall be remitted to the Collection Account not later than one Business Day after such deposits become available funds; provided, however, that Servicer shall not be considered in breach of the obligation set forth in this sentence to the extent that a payment received by Servicer is not so deposited because such payment relates to a Disputed Item.

(g)           Servicer hereby agrees that all Collections and other proceeds received in respect of Transferred Receivables shall be applied to reduce the Unpaid Balance of the oldest outstanding Transferred Receivables of the Obligor to whom such Collections are attributable until such Transferred Receivables are paid in full; provided, however that notwithstanding the foregoing, if Servicer can attribute a Collection to a specific Obligor and a specific Transferred Receivable, then such Collection shall be applied to pay such Transferred Receivable of such Obligor.

Section 5.2             Servicing Compensation.  As compensation for its servicing activities hereunder and reimbursement for its expenses, Servicer shall be entitled to receive a monthly servicing fee for each Settlement Period (the “Servicing Fee”) equal to the product of (i) one-twelfth, (ii) 1.00% and (iii) the Unpaid Balance of the Transferred Receivables as of the last day of the immediately preceding Settlement Period.

The share of the Servicing Fee allocable to each Series will be specified in the related Indenture Supplement.  The portion of the Servicing Fee allocated to any Series shall be payable to Servicer solely pursuant to the terms of, and to the extent amounts are available for payment as provided in, any applicable Indenture Supplement.  The portion of the Servicing Fee for any Settlement Period not so allocated to a particular Series, or otherwise allocated in any Indenture Supplement, shall be paid from Collections allocated to the holder of the Transferor Interest during such Settlement Period and shall be paid no later than the related Payment Date.  In no event shall Funding LLC, the Indenture Trustee or the Noteholders be liable for the share of the Servicing Fee with respect to any Settlement Period allocated to the holder of the Transferor Interest.

Section 5.3             Representations, Warranties and Covenants of Servicer.  SSCE, as initial Servicer, and any Successor Servicer by its appointment hereunder, hereby represents and warrants, in the case of the initial Servicer, as of the Closing Date, and in the case of any Successor Servicer, as of the date of its appointment and, with respect to any Series issued after such date, as of the date of the related Indenture Supplement and covenant until (i) the aggregate Unpaid Balance is reduced to zero, (ii) each Noteholder shall have received all accrued interest on the applicable Notes, and (iii) all obligations of Funding LLC and Servicer to the Noteholders or payable or distributable to any Secured Party under the Indenture or any Indenture Supplement shall have been finally and fully paid and performed.

(a)           Organization and Good Standing.  Servicer is a corporation duly organized, validly existing and in good standing under the laws of its state of incorporation, and has full power, authority and legal right to execute, deliver and perform its obligations under this Agreement and, in all material respects, to own its property and conduct its business as such properties are presently owned and as such business is presently conducted.

(b)           Due Qualification.  Servicer is duly qualified to do business and is in good standing as a foreign corporation (or is exempt from such requirements), and has obtained all necessary licenses and approvals in each jurisdiction in which the failure to obtain such license, approval or qualification would have a material adverse affect upon the Noteholders or upon the ability of Servicer to perform its obligations under this Agreement.

(c)           Due Authorization.  The execution, delivery and performance by Servicer of this Agreement, and the consummation by Servicer of the transactions provided in this Agreement, have been duly authorized by all necessary corporate action on the part of Servicer.

(d)           Binding Obligation.  This Agreement constitutes the legal, valid and binding obligation of Servicer, enforceable against it in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereinafter in effect, relating to the enforcement of creditors’ rights in general and, with respect to any Successor Servicer which is a national banking association, the rights of creditors of national banks under federal law and except as such enforceability may be limited by general principles of equity (whether considered in a proceeding at law or in equity).

(e)           No Violation.  The execution and delivery of this Agreement by Servicer, and the performance by Servicer of the transactions contemplated by this Agreement and the fulfillment by Servicer of the terms hereof applicable to Servicer, will not conflict with, violate any provision of, require any filing (except for certain filings required by the UCC), registration, consent or approval under, any law, rule, regulation, order, writ, judgment, injunction, decree, determination or award presently in effect having applicability to Servicer, or the certificate of incorporation or by-laws of Servicer, except for such filings, registrations, consents or approvals as have already been obtained and are in full force and effect and except for such violations which would not materially and adversely affect the performance by Servicer of such transactions and the fulfillment by Servicer of such terms (and except that Servicer makes no representation or warranty regarding state securities or “blue sky” laws), or result in any breach of any of the material terms and provisions of, or constitute (with or without notice or lapse of time or both) a default under, any indenture, contract, agreement, mortgage, deed of trust or other instrument to which Servicer is a party or by which it is bound.

(f)            No Proceeding.  There are no proceedings or investigations pending or, to the best knowledge of Servicer, threatened against Servicer before any court, regulatory body, administrative agency or other tribunal or governmental instrumentality (i) seeking to prevent the issuance of the Notes or the consummation of any of the transactions contemplated by this Agreement, (ii) seeking any determination or ruling that, in the reasonable judgment of Servicer, would materially and adversely affect the performance by Servicer of its obligations under this Agreement, or (iii) seeking any determination or ruling that would materially and adversely affect the validity or enforceability of this Agreement.

(g)           Compliance with Requirements of Law.  Servicer shall duly satisfy all obligations on its part be fulfilled under or in connection with the Transferred Receivables, will maintain in effect all qualifications required under requirements of law in order to service properly the Transferred Receivables and will comply in all material respects with all requirements of law in connection with servicing the Transferred Receivables, the failure to maintain or to comply with which would have a material adverse effect on the holders of any Series of Notes.

(h)           No Rescission or Cancellation.  Servicer shall not permit any rescission or cancellation of a Transferred Receivable or a related Contract, except as ordered by a court of competent jurisdiction or other governmental authority and except in the ordinary course of business and in accordance with the Credit and Collection Policies of Servicer.

(i)            All Consents Required.  All approvals, authorizations, consents, orders or other actions of any Person or of any Governmental Authority required in connection with the execution and delivery by Servicer of this Agreement, the performance by Servicer of the transactions contemplated by this Agreement and the fulfillment by Servicer of the terms hereof have been obtained, where the failure to obtain the same would have a material adverse effect on the holders of any Series; provided, however, that Servicer makes no representation or warranty regarding state securities or “blue sky” laws.

(j)            Extension or Amendment of Transferred Receivables; Change in Credit and Collection Policy or Contracts.  Servicer will not, without written confirmation from each Rating Agency that the rating on any Series of Notes will not be adversely affected (i) permit Funding LLC to make any material changes in the Credit and Collection Policy

(including Servicer’s written Credit and Collection Policy in effect as of the Closing Date and attached hereto as Exhibit 5.3(j) or (ii) extend, amend, modify or waive, or permit Funding LLC to extend, amend, modify or waive, any term or condition of any related Contract, which extension, amendment, modification, waiver or change, would, individually or in the aggregate (A) materially change the credit standing required of the Obligors, (B) have a substantial likelihood of having a material adverse effect on any Noteholder, or (C) cause a Transferred Receivable that would otherwise not be an Eligible Receivable to continue to be or to become an Eligible Receivable other than solely as a result of such Transferred Receivable becoming subject to an Exchange Partner Arrangement after the related TSA Transfer Date.

(k)           No Change in Ability to Service.  With respect to the initial Servicer only, since the Closing Date, there has been no material adverse change in the ability of Servicer to service and collect the Transferred Receivables.

(l)            Lock-Box Banks.  Set forth in Schedule 5.3(l) is a complete and accurate description as of the Closing Date of each Lock-Box Account currently maintained with respect to the Transferred Receivables.  Servicer and each Successor Servicer shall direct each Lock-Box Bank to make transfers to the Collection Account.  Neither Servicer nor any Successor Servicer shall deposit or otherwise credit, or cause or permit to be so deposited or credited, to any Lock-Box Account cash or cash proceeds other than Collections, or take any action to cause, or which would permit, the termination or amendment of any Lock-Box Agreement.  The Servicer may, add or terminate any bank as a Lock-Box Bank or add or terminate any Lock-Box Account from those listed on Schedule 5.3(l) hereto, or make any reasonable change in the Lock-Box Agreements, which would not (i) have an adverse impact on the Servicer’s ability to collect payments or (ii) cause a withdrawal or downgrade of the then current rating of the Notes of any Series (so long as an Obligor remains instructed to make payments on a Transferred Receivable to a Lock-Box Account), but in each case only upon prior written notice from the Servicer to the Transferor and the Indenture Trustee.

(m)          Keeping of Records and Books of Account.  Servicer shall maintain and implement administrative and operating procedures (including, without limitation, the ability to create records evidencing the Transferred Receivables in the event of the destruction of the originals thereof), and keep and maintain all documents, books, microfiche, computer records and other information reasonably necessary or advisable for the collection of all the Transferred Receivables.  Such documents, books and records, microfiche lists, computer files, tapes or disks shall reflect all payments and credits with respect to the Transferred Receivables and the computer records shall be clearly marked to show the interests of the Indenture Trustee in the Transferred Receivables.

(n)           Performance and Compliance with Sellers’ Contracts.  Servicer shall or, if SSCE is no longer Servicer, Funding LLC shall timely and fully perform and comply with all material provisions, covenants and other promises required to be observed by it under the Contracts related to the Transferred Receivables.

(o)           No Servicer Default.  No Servicer Default has occurred and is continuing.

(p)           Maintenance of Privileges.  Servicer shall maintain all of its rights, powers and privileges material to the collectibility or enforcement of the Transferred Receivables and the TSA Assets.

Section 5.4             Reports and Records for the Indenture Trustee; Bank Account Statements.

(a)           Daily Records.  Upon reasonable prior notice by Funding LLC or the Indenture Trustee, Servicer shall make available at an office of Servicer, selected by Servicer for inspection by Funding LLC or the Indenture Trustee or their respective agents on a Business Day during Servicer’s normal business hours a record setting forth (i) the Collections on each Transferred Receivable and (ii) the Unpaid Balance of Transferred Receivables for the Business Day preceding the date of the inspection.  Servicer shall, at all times, maintain its computer files with respect to the Transferred Receivables in such a manner so that the Transferred Receivables will be specifically identified and, upon reasonable prior request of Funding LLC or the Indenture Trustee, shall make available to Funding LLC or the Indenture Trustee, at an office of Servicer selected by Servicer, on any Business Day during Servicer’s normal business hours any computer programs necessary to make such identification.

(b)           Daily Reports.

(i)            On each Business Day, Servicer shall prepare, or, if SSCE is not Servicer, the Successor Servicer shall prepare, a completed daily report (the “Daily Report”) substantially in the form required by the applicable Indenture Supplement.

(ii)           Servicer (or if SSCE is not Servicer, the Successor Servicer) shall deliver to the Indenture Trustee the Daily Report by 11:30 a.m., New York City time, on each Business Day with respect to activity in the Transferred Receivables for the prior Business Day (or, in the case of a Daily Report delivered on any day following one or more non-Business Days, the aggregate activity for the preceding Business Day and such non-Business Days).

(c)           Monthly Reports.

(i)            On each Determination Date, Servicer shall prepare, or, if SSCE is not Servicer, the Successor Servicer shall prepare, a completed monthly report (the “Monthly Report”) substantially in the form required by the applicable Indenture Supplement.

(ii)           Servicer (or if SSCE is not Servicer, the Successor Servicer) shall deliver to the Indenture Trustee the Monthly Report by 11:30 a.m., New York City time, on each Determination Date with respect to activity in the Transferred Receivables for the prior Settlement Period.

Section 5.5             Annual Independent Public Accountants’ Servicing Report.  Servicer shall deliver to the Indenture Trustee:

(a)           Unless included in a Form 10-K delivered or deemed delivered under Section 5.6, as soon as available and in any event within one-hundred five (105) days after the end of each fiscal year of Servicer, a copy of the annual statements of income and cash flows for Servicer for such fiscal year and the related balance sheet as at the end of such fiscal year, setting forth in each case in comparative form the corresponding figures for the preceding fiscal year and prepared in accordance with GAAP consistently applied (except for such changes in application which are approved by Servicer’s independent public accountants and disclosed therein), accompanied by an opinion of Ernst & Young LLP or other independent public accountants of good national reputation selected by Servicer, together with a certificate from Servicer’s independent public accountants confirming that, in conducting such audit, nothing came to their attention which caused them to believe that Servicer was not in compliance with this Agreement insofar as it relates to accounting matters, with the understanding that such audit was not directed primarily toward obtaining knowledge of such noncompliance;

(b)           Unless included in a Form 10-K delivered or deemed delivered under Section 5.6, as soon as available and in any event within sixty (60) days after the end of the first three fiscal quarters of each fiscal year of Servicer, a copy of (A) the unaudited statement of income and cash flows of Servicer for such fiscal quarter and for the period from the beginning of the respective fiscal year to the end of such fiscal quarter, and (B) an unaudited balance sheet of Servicer as at the end of such fiscal quarter; setting forth in each case in comparative form the corresponding figures for the preceding fiscal year and all of the foregoing prepared in accordance with GAAP consistently applied (except for such changes in application which are approved by Servicer’s financial officer preparing such statements and disclosed therein);

(c)           Within one hundred five (105) days after each anniversary of the Closing Date, a report with respect to the Transaction Documents by Ernst & Young LLP or any other firm of independent public accountants. Each such report shall state that the accountants have compared the amounts contained in a sample of Daily Reports and Monthly Reports randomly selected from all Daily Reports and Monthly Reports delivered to the Indenture Trustee during the period covered by such report with the records (including computer records) from which such amounts were derived and that, on the basis of such comparison, such accountants are of the opinion that the amounts are in agreement with such documents and records, except for such exceptions as they believe to be immaterial and such other exceptions as shall be set forth in such report; and

(d)           Contemporaneously with the furnishing of a copy of each annual and quarterly report provided for in Sections 5.5(a) and 5.5(b), respectively, a certificate dated the date of delivery and signed by a Responsible Officer of Servicer, which certificate shall state that said financial statements fairly present the financial position and results of operations of Servicer and were prepared in accordance with GAAP consistently applied (except for such changes in application identified in such certificate which are approved by Funding LLC’s independent public accountants or, in the case of the quarterly reports, by such officer and further subject to normal year-end adjustments) and that such Responsible Officer has reviewed the relevant terms of the Agreement and has made, or caused to be made under such Responsible Officer’s supervision, a review of Funding LLC’s activities during the period covered by the statements then being furnished, and that the review has not disclosed the existence of a Servicer Event of Default, or if there is such an event, describing it and the steps, if any, taken or being taken to cure it.

If the Servicer fails to deliver a report required to be delivered pursuant to this Section 5.5 within ten Business Days of the date on which such report is required to be delivered, the Indenture Trustee will promptly notify the Noteholders and the Rating Agencies.

Section 5.6             Notices to Funding LLC, Indenture Trustee and Rating Agencies.  Servicer shall deliver or make available to Funding LLC each certificate and report required to be prepared, forwarded or delivered pursuant to Sections 5.4 and 5.5.  Servicer shall also deliver or make available to the Indenture Trustee and the Rating Agencies each certificate and report required to be prepared, forwarded or delivered pursuant to Section 5.5; provided, that, as long as Servicer is subject to informational requirements of the Securities Exchange Act and in accordance therewith files reports and other information with the SEC, the Indenture Trustee and the Rating Agencies shall be deemed to have been furnished the foregoing reports described in Sections 5.5(a) and (b) and the Indenture Trustee and Rating Agencies may electronically access such reports by means of the SEC’s homepage on the internet or at Servicer’s homepage on the internet; provided, further, in the event that Servicer shall cease to be subject to such informational requirements, Servicer will provide the Indenture Trustee and the Rating Agencies with 30 days’ advance written notice and thereafter Servicer shall directly furnish such reports to the Indenture Trustee and the Rating Agencies.

Section 5.7             Liability of Servicer.  Servicer shall be liable under this Agreement only to the extent of the obligations specifically undertaken by Servicer in its capacity as Servicer.

Section 5.8             Merger or Consolidation of, or Assumption of the Obligations of, SSCE as Servicer.  SSCE, for so long as it is Servicer, shall not consolidate with or merge into any other Person (other than an Affiliate) or convey or transfer its properties and assets substantially as an entirety to any Person (other than an Affiliate), unless:

(i)            the Person formed by such consolidation or into which SSCE is merged or the Person which acquires by conveyance or transfer the properties and assets of SSCE substantially as an entirety shall be a corporation organized and existing under the laws of the United States of America or any State or the District of Columbia, and, if SSCE is not the surviving entity, such surviving entity shall qualify as an Eligible Servicer and shall expressly assume, by an agreement supplemental hereto executed and delivered to the Indenture Trustee in a form satisfactory to the Indenture Trustee, the performance of every covenant and obligation of SSCE as Servicer in this Agreement;

(ii)           SSCE has delivered notice of such consolidation, merger, transfer or conveyance to the Rating Agencies and received written confirmation from each Rating Agency that such action will not result in the withdrawal or downgrade of the original rating of any outstanding Series; and

(iii)          Servicer has delivered to the Indenture Trustee (A) an Officer’s Certificate of Servicer stating that such consolidation, merger, conveyance or transfer and such supplemental agreement comply with this Section 5.8 and that all conditions precedent herein provided for relating to such transaction have been complied with and (B) an Opinion of Counsel stating that such supplemental agreement is the legal, valid and binding obligation of the parties (other than the Indenture Trustee) thereto.

Section 5.9             Limitation on Liability of Servicer and Others.  Subject to Section 5.10 with respect to Servicer, except as otherwise specifically provided herein, neither Servicer nor any of the directors or officers or employees or Affiliates or agents of Servicer shall be under any liability to the Indenture Trustee, the Noteholders or any other Person for taking any action or for refraining from taking any action pursuant to this Agreement, whether arising from express or implied duties under this Agreement or otherwise; provided, however, that this provision shall not protect Servicer or any such director, officer, employee, Affiliate or agent of the Servicer against any liability which would otherwise be imposed by reason of willful misfeasance, bad faith or negligence in the performance of duties or by reason of reckless disregard of obligations and duties hereunder.  Servicer and any director or officer or employee or Affiliate or agent of Servicer may rely in good faith on any document of any kind prima facie properly executed and submitted by any Person respecting any matters arising hereunder.  Servicer shall not be under any obligation to appear in, prosecute or defend any legal action which is not incidental to its duties to service the Transferred Receivables in accordance with this Agreement which in its reasonable opinion may involve it in any expense or liability.  The provisions of this Section shall survive termination of this Agreement and payment in full of the Notes.

Section 5.10           Servicer Indemnification of Funding LLC and the Indenture Trustee.  Servicer shall indemnify and hold harmless the Indenture Trustee (and each of its directors, officers, employees and agents) and Funding LLC (and each of its directors, officers, employees and agents), individually and for the benefit of the Noteholders, from and against any loss, liability, expense, damage or injury suffered or sustained by reason of any acts or omissions of Servicer pursuant to this Agreement, including but not limited to any judgment, award, settlement, reasonable attorneys’ fees and other reasonable costs or expenses incurred in connection with the defense of any action, proceeding or claim; provided, however, that Servicer shall not indemnify the Indenture Trustee or Funding LLC, individually or for the benefit of the Noteholders, if such acts, omissions or alleged acts or omissions constitute or result from fraud, negligence, breach of fiduciary duty or willful misconduct by the Indenture Trustee or Funding LLC, as applicable; and provided, further, that Servicer shall not indemnify Funding LLC or the Noteholders with respect to (x) any losses, liabilities, expenses, damages or injuries of Funding LLC with respect to any action taken by the Indenture Trustee at the request of any Noteholder of any Series, (y) any federal, state or local taxes (or any interest or penalties or additions with respect thereto), or (z) any losses, liabilities, expenses, damages or injuries incurred by any Noteholder as a result of defaults or other losses (including, without limitation, losses incurred with respect to Defaulted Receivables) with respect to the Transferred Receivables arising out of or based on this Agreement.  Any indemnification pursuant to this Section 5.10 shall not be payable from the Collateral, except as otherwise provided in the Indenture or any Indenture Supplement.  The provisions of such indemnity shall run directly to and be enforceable by an injured party subject to the limitations hereof.  The provisions of this Section 5.10 shall survive the resignation or removal of Servicer and the termination of this Agreement.

Section 5.11           Servicer Not to Resign.  Servicer shall not resign from the obligations and duties hereby imposed on it except upon its determination (and notification to the Indenture Trustee) that (i) the performance of its duties hereunder is no longer permissible under applicable law and (ii) there is no reasonable action which Servicer could take to make the performance of its duties hereunder permissible under applicable law.  Any such determination permitting the resignation of Servicer shall be evidenced as to clause (i) above by an Opinion of Counsel (which Opinion of Counsel may not be provided by in-house counsel to Servicer) to such effect delivered to the Indenture Trustee.  No such resignation shall become effective until the Indenture Trustee or a Successor Servicer shall have assumed the responsibilities and obligations of Servicer in accordance with Section 7.2 hereof; provided, that if within one hundred twenty (120) days of the date that Servicer notifies the Indenture Trustee of its determination described in the first sentence of this Section 5.11 and delivers to the Indenture Trustee the Opinion of Counsel referred to above, the Indenture Trustee does not appoint an Eligible Servicer in accordance with Section 7.2 to act as Successor Servicer, then the Indenture Trustee shall automatically be appointed Successor Servicer in accordance with Section 7.2 (but shall have the continued authority to appoint another Person as Successor Servicer).

Section 5.12           Access to Certain Documentation and Information Regarding the Transferred Receivables.  Servicer shall provide to the Indenture Trustee and its representatives access to personnel having knowledge about the Transferred Receivables and copies of the documents, books, files, microfiche lists, computer records, disks or tapes and other information regarding the Transferred Receivables and the other TSA Assets where required in connection with the Indenture Trustee’s enforcement of the rights of the Noteholders, or required by applicable statutes or regulations, to review such documentation, such access and copies, if any, being afforded without charge but only (i) upon prior written request, (ii) during normal business hours and (iii) subject to Servicer’s normal security and confidentiality procedures.

Section 5.13           Delegation of Duties.  In the ordinary course of business, Servicer may at any time delegate any duties hereunder to any Person who agrees to conduct such duties in accordance with the Credit and Collection Policy and this Agreement; provided, however, with respect to any proposed delegation of a material function relating to the servicing of the Transferred Receivables to a Person other than a Subsidiary or Affiliate, written notice shall be given to each Rating Agency and the Indenture Trustee of such delegation.  Any delegation shall not relieve Servicer of its liability and responsibility with respect to such duties and shall not constitute a resignation within the meaning of Section 5.11 hereof.

Section 5.14           Examination of Records.  Funding LLC and Servicer shall, prior to the sale or transfer to a third party of any receivable, contract or invoice held in its custody, examine its computer and other records to determine that such receivable, contract or invoice is not part of the Transferred Receivables and TSA Assets transferred hereunder.

ARTICLE VI

TRANSFER TERMINATION EVENTS

Section 6.1             Transfer Termination Events.  If a Transfer Termination Event occurs with respect to SRC, SRC shall on the day any such Transfer Termination Event occurs, immediately cease to transfer Receivables to Funding LLC and shall promptly give notice thereof to the Indenture Trustee and the Rating Agencies.  Notwithstanding any cessation of the transfer to Funding LLC of additional Receivables, Transferred Receivables transferred to Funding LLC prior to the occurrence of a Transfer Termination Event and Collections in respect thereof shall continue to be property of Funding LLC.

ARTICLE VII

SERVICER DEFAULTS

Section 7.1             Servicer Defaults.  (a) Each of the following shall constitute a “Servicer Default”:

(i)            failure by Servicer to make any payment, transfer or deposit or to give instructions or to give notice to the Indenture Trustee to make such payment, transfer or deposit on the date such payment, transfer or deposit or such instruction or notice is required to be made or given, as the case may be, under the terms of this Agreement on or before three Business Days after the date such payment, transfer or deposit is required to be made;

(ii)           failure on the part of Servicer duly to observe or perform any other covenants or agreements of Servicer set forth in this Agreement that has a material adverse effect on the holders of Notes of any Series, which failure continues unremedied for a period of 60 days after the date on which written notice of such failure, requiring the same to be remedied, shall have been given to Servicer by the Indenture Trustee, or by Noteholders holding an Outstanding Principal Balance of Notes of any Series equal to at least 50% of the aggregate Collateral Amount of such Series if such Noteholders are materially adversely affected thereby; or Servicer shall assign its duties under this Agreement, except as permitted by Sections 5.8, 5.11 and 5.13;

(iii)          any representation, warranty or certification made by Servicer in this Agreement or in any certificate or report delivered pursuant to this Agreement shall prove to have been incorrect when made, which has a material adverse effect on the rights of the holders of the Notes of any Series and which failure continues unremedied for a period of 60 days after the date on which written notice thereof, requiring the same to be remedied, shall have been given to Servicer by the Indenture Trustee, or by Noteholders holding an Outstanding Principal Balance of Notes of any

Series equal to at least 50% of the aggregate Collateral Amount of such Series if such Noteholders are materially adversely affected thereby; or

(iv)          Servicer shall voluntarily seek, consent to or acquiesce in the benefit or benefits of the Bankruptcy Code or, voluntarily or involuntarily, become a party to (or be made the subject of) any proceeding provided for under the Bankruptcy Code, other than as creditor or claimant, and in the event such proceeding is involuntary, the petition instituting same is not dismissed within 90 days of its filing.

(b)           Remedies.  In the event of any Servicer Default, so long as Servicer Default shall not have been remedied, the Indenture Trustee may and, at the direction of Noteholders holding an Outstanding Principal Balance of Notes of any Series equal to at least 50% of the aggregate Collateral Amount of such Series if such Noteholders are materially adversely affected thereby, shall, by notice then given in writing to Servicer and Funding LLC (with a copy thereof to each Rating Agency and to the Indenture Trustee if given by a Person other than the Indenture Trustee) (a “Termination Notice”), terminate the rights and obligations of Servicer as Servicer under this Agreement and in and to the Transferred Receivables and the proceeds thereof.

After receipt by Servicer of a Termination Notice, and on the date that a Successor Servicer shall have been appointed pursuant to Section 7.2(a), all authority, obligations and power of Servicer under this Agreement and each Supplement shall pass to and be vested in a Successor Servicer (a “Service Transfer”); and, without limitation, the Indenture Trustee is hereby authorized and empowered (upon the failure of Servicer to cooperate) to execute and deliver, on behalf of Servicer, as attorney-in-fact or otherwise, which grant of authority is irrevocable and coupled with an interest, all documents and other instruments upon the failure of Servicer to execute or deliver such documents or instruments, and to do and accomplish all other acts or things necessary or appropriate to effect the purposes of such Service Transfer.  Servicer agrees to cooperate with the Indenture Trustee, Funding LLC and such Successor Servicer in effecting the termination of the responsibilities and rights of Servicer to conduct servicing hereunder, including, without limitation, the transfer to such Successor Servicer of all authority of Servicer to service the Transferred Receivables provided for under this Agreement, including, without limitation, all authority over all Collections which shall on the date of transfer be held by Servicer for deposit, or which have been deposited by Servicer in the Collection Account, or which shall thereafter be received with respect to the Transferred Receivables.  Servicer shall at its expense promptly transfer, to the extent it is permitted by applicable law to do so, its electronic records relating to the Transferred Receivables to the Successor Servicer in such electronic form as the Successor Servicer may reasonably request and shall promptly transfer, to the extent it is permitted by applicable law to do so, to the Successor Servicer all other records, correspondence and documents necessary for the continued servicing of the Transferred Receivables in the manner and at such times as the Successor Servicer shall reasonably request and shall, to the extent not prohibited by licensing restrictions, provide access to or copies of computer software, including by means of sublicensing arrangements if applicable, to the extent necessary for the continued servicing of the Transferred Receivables; provided, however, that

Servicer shall not be required, to the extent it has an ownership interest in any electronic records, computer software or licenses, to transfer, assign, set-over or otherwise convey such ownership interest(s) to the Successor Servicer.  Servicer at its expense shall provide the Successor Servicer with access to any computer hardware in its possession for a reasonable time after Servicer’s termination to the extent necessary for the uninterrupted servicing of the Transferred Receivables.  Notwithstanding the foregoing, Servicer shall not be required to provide such access, whether with respect to computer hardware or software, if to provide such access would violate applicable contractual restrictions (including pursuant to any licensing arrangements to which SSCE is a party); provided, however, that SSCE shall use its reasonable best efforts in seeking consents or waivers necessary to permit the Successor Servicer to have such access.  To the extent that compliance with this Section 7.1 shall require Servicer to disclose to the Successor Servicer information of any kind which Servicer reasonably deems to be confidential, the Successor Servicer shall be required to enter into such confidentiality agreements as Servicer shall reasonably deem necessary to protect its interest.

Notwithstanding the foregoing, a delay in or failure of performance under this Section 7.1 shall not constitute a Servicer Default if such delay or failure was caused by an Act of God, any public enemy, acts of declared or undeclared war, acts of terrorism, public disorder, rebellion or sabotage, epidemics, landslides, lightning, fire, hurricanes, earthquakes, floods or similar causes and no funds have been remitted to Funding LLC.  The preceding sentence shall not relieve Servicer from using reasonable efforts to perform its obligations in a timely manner in accordance with the terms of this Agreement, and Servicer shall provide the Indenture Trustee, the Rating Agencies, Funding LLC and the Noteholders with an Officer’s Certificate giving prompt notice of such failure or delay by it, together with a description of its efforts to so perform its obligations.  Servicer shall immediately notify the Indenture Trustee in writing of any Servicer Default.  All costs and reasonable expenses (including reasonable attorneys fees) incurred by the Indenture Trustee in connection with or relating to a Servicer Default and/or transfer to a Successor Servicer, including any court costs and expenses, the costs of negotiating and entering into a written assumption and agreement with the Successor Servicer, and all other reasonable costs and expenses incurred by the Indenture Trustee in the performance of its obligation under this Section 7.1 and Section 7.2 (such costs, collectively, the “Servicer Transfer Costs”) shall be paid by Servicer upon presentation of reasonable documentation of such costs and expenses and if not paid by Servicer shall be payable from Collections allocated to each Series of Notes in accordance with the related Indenture Supplements; provided that the amount of Servicer Transfer Costs payable from Collections for all Series shall not exceed $400,000 in the aggregate.

Section 7.2             Indenture Trustee to Act; Appointment of Successor.

(a)           On and after the receipt by Servicer of a Termination Notice pursuant to Section 7.1, Servicer shall continue to perform all servicing functions under this Agreement until the date specified in the Termination Notice or, if no such date is specified in such Termination Notice, until a date specified by the Indenture Trustee.  The Indenture Trustee shall as promptly as possible after the giving of a Termination Notice appoint an Eligible Servicer as a successor servicer (the “Successor Servicer”) and such

Successor Servicer shall have obtained written confirmation from each Rating Agency that the then current rating on any outstanding Series will not be reduced or withdrawn as a result of such appointment and shall accept its appointment by a written assumption and agreement to perform all of the duties, obligations and liabilities of Servicer hereunder in a form acceptable to the Indenture Trustee. In the event that a Successor Servicer has not been appointed or has not accepted its appointment when Servicer ceases to act as Servicer, or upon the occurrence of the events specified in Section 5.11, the Indenture Trustee without further action shall automatically be appointed the Successor Servicer.  The Indenture Trustee may delegate any of its servicing obligations to an Affiliate or agent of Servicer or the Indenture Trustee; provided, however, that any such delegation shall not relieve the Indenture Trustee as Successor Servicer of its liabilities and responsibilities with respect to its duties as Successor Servicer.  Notwithstanding the above, the Indenture Trustee shall, if it is unwilling or legally unable so to act, petition a court of competent jurisdiction to appoint as Successor Servicer a Person that is an Eligible Servicer.  The Indenture Trustee shall promptly give notice to each Rating Agency of the appointment of a Successor Servicer upon such appointment.

(b)           Upon its appointment, the Successor Servicer shall be the successor in all respects to Servicer with respect to servicing functions under this Agreement and shall be subject to all the responsibilities, duties and liabilities relating thereto placed on Servicer by the terms and provisions hereof, and all references in this Agreement to Servicer shall be deemed to refer to the Successor Servicer.

(c)           In connection with any Termination Notice, the Indenture Trustee shall be permitted to appoint any Eligible Servicer as a Successor Servicer and SSCE shall be responsible for payment of all servicing compensation, if any, in excess of the Servicing Fee.  No such monthly compensation of a Successor Servicer paid out of Collections shall be in excess of the Servicing Fee permitted to a Successor Servicer pursuant to Section 5.2.

(d)           All authority and power granted to the Successor Servicer under this Agreement shall automatically cease and terminate upon the payment in full of the Notes, and shall pass to and be vested in Funding LLC and, without limitation, Funding LLC is hereby authorized and empowered to execute and deliver, on behalf of the Successor Servicer, as attorney-in-fact or otherwise, which grant of authority is irrevocable and coupled with an interest, all documents and other instruments, and to do and accomplish all other acts or things necessary or appropriate to effect the purposes of such transfer of servicing rights.  The Successor Servicer shall agree to cooperate with Funding LLC in effecting the termination of the responsibilities and rights of the Successor Servicer to conduct servicing of the Transferred Receivables, including, without limitation, all authority over Collections then held by the Successor Servicer or which shall thereafter be received by the Successor Servicer.  The Successor Servicer shall promptly transfer its electronic records relating to the Transferred Receivables to Funding LLC in such electronic form as Funding LLC may reasonably request and shall promptly transfer all other records, correspondence and documents to Funding LLC in the manner and at such times as Funding LLC shall reasonably request.  To the extent that compliance with this Section 7.2 shall require the Successor Servicer to disclose to Funding LLC information of any kind which the Successor Servicer deems to be confidential, Funding LLC shall be required to enter into such licensing and confidentiality agreements as the Successor Servicer shall reasonably deem necessary to protect its interests.

Section 7.3             Notification to Noteholders.  Upon the occurrence of any Servicer Default, Servicer shall give prompt written notice thereof to the Indenture Trustee and, upon receipt of such written notice, the Indenture Trustee shall give notice to each Rating Agency, and the Noteholders at their respective addresses appearing in the Note Register.  Upon any termination or appointment of a Successor Servicer pursuant to this Article VII, the Indenture Trustee shall give prompt written notice thereof to the Noteholders at their respective addresses appearing in the Note Register.

Section 7.4             Waiver of Past Defaults.  Noteholders of any Series materially adversely affected by any default by the Servicer or Funding LLC holding an Outstanding Principal Balance of Notes equal to at least 50% of the aggregate Collateral Amount of such Series may, on behalf of all Noteholders of such affected Series, waive any default by Servicer or Funding LLC in the performance of their obligations hereunder and its consequences, except a default in the failure to make any required deposits or payments of interest or principal with respect to such  Notes.  Upon any such waiver of a past default with respect to any Series, such default shall cease to exist with respect to such Series, and any default arising therefrom with respect to such Series shall be deemed to have been remedied for every purpose of this Agreement. No such waiver shall extend to any subsequent or other default or impair any right consequent thereon except to the extent expressly so waived.

ARTICLE VIII

INDEMNIFICATION

Section 8.1             Costs and Expenses.  SRC hereby agrees to (a) pay or reimburse Funding LLC for all its out-of-pocket costs and expenses incurred in connection with the preparation and execution of, and any amendment, supplement or modification to, this Agreement, the other Transaction Documents and any other documents prepared in connection herewith or therewith, the consummation and administration of the transactions contemplated hereby and thereby, including, without limitation, all reasonable and documented fees and disbursements of counsel, (b) pay or reimburse Funding LLC for all its costs and expenses incurred in connection with the enforcement or preservation of any rights under this Agreement and any of the other Transaction Documents, including, without limitation, the reasonable fees and disbursements of counsel and (c) pay, indemnify and hold Funding LLC harmless from, any and all recording and filing fees and any and all liabilities with respect to, or resulting from any delay in paying stamp, excise and other similar taxes, if any, which may be payable or determined to be payable in connection with the execution and delivery of, or consummation or administration of any of the transactions contemplated by, or any amendment, supplement or modification of, or any waiver or consent under or in respect of, this Agreement and any such other documents.  The obligations of SRC under this Section 8.1 shall be due and payable solely to the extent that SRC has funds available to pay such obligations after giving effect to all amounts then due and payable by SRC to or for the benefit of the Noteholders in accordance with the Transfer and Servicing Agreement, the Indenture or any Indenture Supplement.  Any amount which SRC does not pay pursuant to the operation of the preceding sentence shall not constitute a claim (as defined in § 101 of the Bankruptcy Code) against SRC for any such insufficiency unless SRC shall have received funds available to make such payment in accordance with the preceding sentence.

Section 8.2             Indemnification.  SRC hereby agrees to pay, indemnify and hold Funding LLC harmless from and against any and all other liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever (i) which may at any time be imposed on, incurred by or asserted against Funding LLC in any way relating to or arising out of this Agreement or the Transaction Documents or the transactions contemplated hereby and thereby or in connection herewith or any action taken or omitted by Funding LLC under or in connection with any of the foregoing (all such other liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses and disbursements being herein called “Indemnified Liabilities”) or (ii) which would not have been imposed on, incurred by or asserted against Funding LLC but for Funding LLC having acquired the Transferred Receivables hereunder; provided, that such indemnity shall not be available to the extent that such losses, claims, damages, liabilities or related expenses are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of Funding LLC; and provided, further, that SRC shall not have any obligation under this Section 8.2 to Funding LLC with respect to Indemnified Liabilities arising from (i) any action taken, or omitted to be taken, by a Servicer which is not an Affiliate of SRC, (ii) any action taken by Funding LLC at the direction of the Indenture Trustee in collecting from an Obligor or (iii) a delay in payment, or a default, by an Obligor with respect to any Transferred Receivable (other than arising out of (x) any discharge, claim, offset or defense (other than discharge in bankruptcy of the Obligor) of the Obligor to the payment of any Transferred Receivable (including, without limitation, a defense based on such Transferred Receivable not being a legal, valid and binding obligation of such Obligor enforceable against it in accordance with its terms) or any other claim resulting from the sale of the merchandise or services related to any such Transferred Receivable or the furnishing or failure to furnish such merchandise or services, (y) a failure by SRC to perform its duties or obligations under this Agreement or (z) the transfer hereunder of any Transferred Receivable that is designated on the applicable Daily Report to be an Eligible Receivable and is determined to have been at the date of such sale not an Eligible Receivable).  The agreements in this Section 8.2 shall survive the collection of all amounts owing in respect of all Transferred Receivables, the termination of this Agreement and the payment of all amounts payable hereunder.  The obligations of SRC under this Section 8.2 shall be due and payable solely to the extent that SRC has funds available to pay such obligations after giving effect to all amounts then due and payable by SRC to or for the benefit of the Noteholders in accordance with the Transfer and Servicing Agreement, the Indenture or any Indenture Supplement.  Any amount which SRC does not pay pursuant to the operation of the preceding sentence shall not constitute a claim (as defined in § 101 of the Bankruptcy Code) against SRC for any such insufficiency unless SRC shall have received funds available to make such payment in accordance with the preceding sentence.

Section 8.3             No Indirect or Consequential Damages.  NO PARTY TO THIS AGREEMENT SHALL BE RESPONSIBLE OR LIABLE TO ANY OTHER PARTY TO THIS AGREEMENT, ANY SUCCESSOR, ASSIGNEE OR THIRD PARTY BENEFICIARY OF SUCH PERSON OR ANY OTHER PERSON ASSERTING CLAIMS DERIVATIVELY THROUGH SUCH PARTY, FOR INDIRECT, PUNITIVE,

EXEMPLARY OR CONSEQUENTIAL DAMAGES THAT MAY BE ALLEGED AS A RESULT OF ANY TRANSACTION CONTEMPLATED HEREUNDER.

ARTICLE IX

MISCELLANEOUS

Section 9.1             Notices.  Except as otherwise provided herein, whenever it is provided herein that any notice, demand, request, consent, approval, declaration or other communication shall or may be given to or served upon any of the parties by any other parties, or whenever any of the parties desires to give or serve upon any other parties any communication with respect to this Agreement, each such notice, demand, request, consent, approval, declaration or other communication shall be in writing and shall be deemed to have been validly served, given or delivered (a) upon the earlier of actual receipt and three Business Days after deposit in the United States mail, registered or certified mail, return receipt requested, with proper postage prepaid, (b) upon transmission, when sent by telecopy or other similar facsimile transmission (with such telecopy or facsimile promptly confirmed by delivery of a copy by personal delivery or United States mail as otherwise provided in this Section 9.1), (c) one Business Day after deposit with a reputable overnight courier with all charges prepaid or (d) when delivered, if hand-delivered by messenger, all of which shall be addressed to the party to be notified and sent to the address or facsimile number set forth below or to such other address (or facsimile number) as may be substituted by notice given as herein provided.  The giving of any notice required hereunder may be waived in writing by the party entitled to receive such notice.  Failure or delay in delivering copies of any notice, demand, request, consent, approval, declaration or other communication to any Person (other than Funding LLC) designated in any written communication provided hereunder to receive copies shall in no way adversely affect the effectiveness of such notice, demand, request, consent, approval, declaration or other communication.  Notwithstanding the foregoing, whenever it is provided herein that a notice is to be given to any other party hereto by a specific time, such notice shall be effective only if actually received by such party prior to such time, and if such notice is received after such time or on a day other than a Business Day, such notice shall be effective only on the immediately succeeding Business Day.

If to SRC:

Stone Receivables Corporation
8182 Maryland Avenue
Clayton, Missouri 63105
Attention: Treasurer
Telephone: 314- 746-1255
Telecopy: 314-746-1281

If to Funding LLC:

SSCE Funding, LLC
8182 Maryland Avenue
Clayton, Missouri 63105

Attention: Assistant Treasurer
Telephone: 314-746-1212
Telecopy: 314-746-1281

Section 9.2             No Waiver; Remedies.  (a) Either party’s failure, at any time or times, to require strict performance by the other party hereto of any provision of this Agreement shall not waive, affect or diminish any right of such party thereafter to demand strict compliance and performance herewith or therewith.  Any suspension or waiver of any breach or default hereunder shall not suspend, waive or affect any other breach or default whether the same is prior or subsequent thereto and whether of the same or a different type.  None of the undertakings, agreements, warranties, covenants and representations of either party contained in this Agreement, and no breach or default by either party hereunder or thereunder, shall be deemed to have been suspended or waived by the other party unless such waiver or suspension is by an instrument in writing signed by an officer of or other duly authorized signatory of such party and directed to the defaulting party specifying such suspension or waiver.

(b)           In the event that (i) any of the representations or warranties contained in Section 4.1(r) in respect of any Transferred Receivable shall be or shall have been incorrect as of the date made or deemed made, SRC shall breach any covenant contained in Section 4.2(a), (i) or (m) or Section 4.3 with respect to any Transferred Receivable or any Transferred Receivable is subject to any claim of ownership or any Lien (other than any ownership interest or Lien created under this Agreement, the Sale Agreement or the Indenture), and as a result of such breach or claim such Transferred Receivable is charged off as uncollectible or Funding LLC’s rights in, to or under such Transferred Receivable or its proceeds are materially impaired or the proceeds of such Transferred Receivable are not available for any reason to Funding LLC to the extent set forth herein free and clear of any Adverse Claim, (ii) any Transferred Receivable shall become subject to any defense, dispute, offset or counterclaim of any kind (other than as expressly permitted by this Agreement), or (iii) any Transferred Receivable shall cease to be an Eligible Receivable because it becomes subject to an Exchange Partner Arrangement after the related TSA Transfer Date for such Transferred Receivable (each of the foregoing events or circumstances, a “Repurchase Event”), such Transferred Receivable shall cease to be an Eligible Receivable on the date on which such Repurchase Event occurs.  In addition, if any Repurchase Event shall occur with respect to any Transferred Receivable, then SRC agrees to pay to Funding LLC an amount (the “Repurchase Amount”) in cash equal to the Purchase Price of such Transferred Receivable (whether Funding LLC paid such Purchase Price in cash or otherwise) less Collections received by Funding LLC in respect of such Transferred Receivable, such payment to occur no later than the 30th day after the day such Repurchase Event becomes known (or should have become known with due diligence) to SRC unless such Repurchase Event shall have been cured on or before such day; provided that any such payments to Funding LLC may be netted against the Purchase Price of newly created Transferred Receivables in accordance with clause (ii) of the definition of Purchase Price Percentage to the extent of such Purchase Price and the remaining amount of such SRC Repurchase Payment due to Funding LLC after such netting, if any, shall be paid to Funding LLC on such date in cash.  Any payment by Seller pursuant to this Section 9.2(b) is referred to as an “SRC Repurchase Payment.”  If, on or prior to such 30th day,

SRC shall so reacquire any such Transferred Receivable, then Funding LLC shall have no further remedy against SRC in respect of the Repurchase Event with respect to such reacquired Transferred Receivable. Upon an SRC Repurchase Payment, Funding LLC shall automatically and without further action be deemed to sell, transfer, assign, set over and otherwise convey to SRC, without recourse, representation or warranty, all the right, title and interest of Funding LLC in, to and under such Transferred Receivable and the other TSA Assets with respect thereto.  Funding LLC shall execute such documents and instruments of transfer or assignment and take such other actions as shall be reasonably requested by SRC to effect the conveyance of such Transferred Receivable pursuant to this Section 9.2(b).

(c)           Each party’s rights and remedies under this Agreement shall be cumulative and nonexclusive of any other rights and remedies that such party may have under any other agreement, including the other Transaction Documents, by operation of law or otherwise.

Section 9.3             Successors and Assigns.  This Agreement shall be binding upon and shall inure to the benefit of SRC, Funding LLC and Servicer and their respective successors and permitted assigns, except as otherwise provided herein.  SRC may not assign, transfer, hypothecate or otherwise convey its rights, benefits, obligations or duties hereunder, or consent to any assignment by any Seller under the Sale Agreement, without the prior express written consent of Funding LLC.  Any such purported assignment, transfer, hypothecation or other conveyance by SRC without the prior express written consent of Funding LLC shall be void.  SRC acknowledges that under the Indenture, Funding LLC will assign its rights granted hereunder to the Indenture Trustee, and upon such assignment, the Indenture Trustee shall have, to the extent of such assignment, all rights of Funding LLC hereunder and such transferee may in turn transfer such rights.  The terms and provisions of this Agreement are for the purpose of defining the relative rights and obligations of SRC and Funding LLC with respect to the transactions contemplated hereby and no Person shall be a third-party beneficiary of any of the terms and provisions of this Agreement.

Section 9.4             Termination; Survival of Obligations.  This Agreement shall create and constitute the continuing obligations of the parties hereto in accordance with its terms, and shall remain in full force and effect until the termination of Funding LLC as provided in the Funding LLC Limited Liability Company Agreement (such date the “TSA Termination Date”).

Section 9.5             Survival.  Except as otherwise expressly provided herein or in any other Transaction Document, no termination or cancellation (regardless of cause or procedure) of any commitment made by Funding LLC under this Agreement shall in any way affect or impair the obligations, duties and liabilities of SRC or the rights of Funding LLC relating to any unpaid portion of any and all recourse and indemnity obligations of SRC to Funding LLC, due or not due, liquidated, contingent or unliquidated or any transaction or event occurring prior to such termination, or any transaction or event, the performance of which is required after the TSA Termination Date.  Except as otherwise expressly provided herein or in any other Transaction Document, all undertakings, agreements, covenants, warranties and representations of or binding upon SRC, and all rights of Funding LLC hereunder shall not terminate or expire, but rather shall survive any such termination or cancellation and shall continue in full force and effect until the date after the TSA Termination Date when the Unpaid Balances of all Transferred Receivables transferred hereunder prior to such TSA Termination Date have been reduced to zero; provided, that the rights and remedies pursuant to Section 9.2(b), the indemnification and payment provisions of Section 5.9, Section 5.10 and Article VIII, and the provisions of Section 9.14 shall be continuing and shall survive any termination of this Agreement.

Section 9.6             Complete Agreement; Modification of Agreement.  This Agreement constitutes the complete agreement between the parties with respect to the subject matter hereof, supersedes all prior agreements and understandings relating to the subject matter hereof and thereof, and may not be modified, altered or amended except as set forth in Section 9.7.

Section 9.7             Amendments and Waivers.  (a) This Agreement may be amended from time to time by Servicer, SRC and Funding LLC, with notice to the Rating Agencies, but without the consent of any of Indenture Trustee or any Noteholder to cure any ambiguity, to correct or supplement any provisions herein which may be inconsistent with any other provisions herein or to add any other provisions with respect to matters or questions raised under this Agreement which shall not be inconsistent with the provisions of this Agreement; provided, however, that such action shall not adversely affect in any material respect the interests of any of the Noteholders.  Additionally, this Agreement may be amended from time to time by Servicer, SRC and Funding LLC by a written instrument signed by each of them, without the consent of Indenture Trustee or any of the Noteholders; provided that (i) SRC shall have delivered to Indenture Trustee an Officer’s Certificate, dated the date of any such amendment, stating that SRC reasonably believes that such amendment will not have an Adverse Effect and (ii) the Rating Agency Condition shall have been satisfied with respect to any such material amendment.

(b)           This Agreement may also be amended from time to time by Servicer, SRC and Funding LLC, with the consent of the Noteholders evidencing not less than a majority of the Outstanding Principal Balance of the Notes of each Series affected thereby for which SRC has not delivered an Officer’s Certificate stating that there is no Adverse Effect, for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of this Agreement or modifying in any manner the rights of the Noteholders; provided, however, that no such amendment shall (i) change the date of payment of any installment of principal of or interest on any Note, or reduce the principal amount thereof, the interest rate thereon or the Redemption Price with respect thereto or (ii) reduce the aforesaid percentage of the Outstanding Principal Balance of the Outstanding Notes required to consent to any amendment without the consent of each affected Noteholder.

(c)           Promptly after the execution of any such amendment or consent, Funding LLC shall furnish notification of the substance of such amendment to Indenture Trustee and each Noteholder, and Servicer shall furnish notification of the substance of such amendment to each Rating Agency.

(d)           It shall not be necessary for the consent of Noteholders under this Section 9.7 to approve the particular form of any proposed amendment, but it shall be sufficient if such consent shall approve the substance thereof.

(e)           The Noteholders evidencing not less than a majority of the Outstanding Principal Balance of the Notes of each Series or, with respect to any Series with two (2) or more Classes, of each Class (or, with respect to any default that does not relate to all Series, evidencing not less than a majority of the Outstanding Notes of each Series to which such default relates or, with respect to any such Series with two or more Classes, of each Class) may, on behalf of all Noteholders, waive any default by SRC, Funding LLC or Servicer in the performance of their obligations hereunder and its consequences, except the failure to make any distributions required to be made to Noteholders or to make any required deposits of any amounts to be so distributed.  Upon any such waiver of a past default, such default shall cease to exist, and any default arising therefrom shall be deemed to have been remedied for every purpose of this Agreement.  No such waiver shall extend to any subsequent or other default or impair any right consequent thereon except to the extent expressly so waived.  Upon the occurrence of any such waiver, the Indenture Trustee shall promptly notify each Rating Agency of such waiver.

Section 9.8             GOVERNING LAW; CONSENT TO JURISDICTION; WAIVER OF JURY TRIAL.  (a) THIS AGREEMENT AND THE OBLIGATIONS ARISING HEREUNDER SHALL IN ALL RESPECTS, INCLUDING ALL MATTERS OF CONSTRUCTION, VALIDITY AND PERFORMANCE, BE GOVERNED BY, AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE INTERNAL LAWS OF THE STATE OF NEW YORK (INCLUDING SECTION 5-1401(1) OF THE GENERAL OBLIGATIONS LAW, BUT WITHOUT REGARD TO ANY OTHER CONFLICT OF LAWS PROVISIONS THEREOF) AND ANY APPLICABLE LAWS OF THE UNITED STATES OF AMERICA.

(b)           EACH PARTY HERETO HEREBY CONSENTS AND AGREES THAT THE STATE OR FEDERAL COURTS LOCATED IN THE BOROUGH OF MANHATTAN IN NEW YORK CITY SHALL HAVE NON-EXCLUSIVE JURISDICTION TO HEAR AND DETERMINE ANY CLAIMS OR DISPUTES BETWEEN THEM PERTAINING TO THIS AGREEMENT OR TO ANY MATTER ARISING OUT OF OR RELATING TO THIS AGREEMENT; PROVIDED, THAT EACH PARTY HERETO ACKNOWLEDGES THAT ANY APPEALS FROM THOSE COURTS MAY HAVE TO BE HEARD BY A COURT LOCATED OUTSIDE OF THE BOROUGH OF MANHATTAN IN NEW YORK CITY; PROVIDED, FURTHER, THAT NOTHING IN THIS AGREEMENT SHALL BE DEEMED OR OPERATE TO PRECLUDE FUNDING LLC FROM BRINGING SUIT OR TAKING OTHER LEGAL ACTION IN ANY OTHER JURISDICTION TO REALIZE ON THE RECEIVABLES OR ANY SECURITY FOR THE OBLIGATIONS OF SRC ARISING HEREUNDER OR TO ENFORCE A JUDGMENT OR OTHER COURT ORDER IN FAVOR OF FUNDING LLC.  EACH PARTY HERETO SUBMITS AND CONSENTS IN ADVANCE TO SUCH JURISDICTION IN ANY ACTION OR SUIT COMMENCED IN ANY SUCH COURT, AND EACH PARTY HERETO HEREBY WAIVES ANY OBJECTION THAT SUCH PARTY MAY HAVE BASED UPON LACK OF PERSONAL JURISDICTION, IMPROPER VENUE OR FORUM NON CONVENIENS AND HEREBY CONSENTS TO THE GRANTING OF SUCH LEGAL OR EQUITABLE RELIEF AS IS DEEMED APPROPRIATE BY SUCH COURT.

EACH PARTY HERETO HEREBY WAIVES PERSONAL SERVICE OF THE SUMMONS, COMPLAINT AND OTHER PROCESS ISSUED IN ANY SUCH ACTION OR SUIT AND AGREES THAT SERVICE OF SUCH SUMMONS, COMPLAINT AND OTHER PROCESS MAY BE MADE BY REGISTERED OR CERTIFIED MAIL ADDRESSED TO SUCH PARTY AT ITS ADDRESS DETERMINED IN ACCORDANCE WITH SECTION 9.1 AND THAT SERVICE SO MADE SHALL BE DEEMED COMPLETED UPON THE EARLIER OF SUCH PARTY’S ACTUAL RECEIPT THEREOF OR THREE DAYS AFTER DEPOSIT IN THE UNITED STATES MAIL, PROPER POSTAGE PREPAID.  NOTHING IN THIS SECTION SHALL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE LEGAL PROCESS IN ANY OTHER MANNER PERMITTED BY LAW.

(c)           BECAUSE DISPUTES ARISING IN CONNECTION WITH COMPLEX FINANCIAL TRANSACTIONS ARE MOST QUICKLY AND ECONOMICALLY RESOLVED BY AN EXPERIENCED AND EXPERT PERSON AND THE PARTIES WISH APPLICABLE STATE AND FEDERAL LAWS TO APPLY (RATHER THAN ARBITRATION RULES), THE PARTIES DESIRE THAT THEIR DISPUTES BE RESOLVED BY A JUDGE APPLYING SUCH APPLICABLE LAWS.  THEREFORE, TO ACHIEVE THE BEST COMBINATION OF THE BENEFITS OF THE JUDICIAL SYSTEM AND OF ARBITRATION, THE PARTIES HERETO WAIVE ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, SUIT, OR PROCEEDING BROUGHT TO RESOLVE ANY DISPUTE, WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE, ARISING OUT OF, CONNECTED WITH, RELATED TO, OR INCIDENTAL TO THE RELATIONSHIP ESTABLISHED AMONG THEM IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 9.9             Counterparts.  This Agreement may be executed in any number of separate counterparts, each of which shall collectively and separately constitute one agreement.

Section 9.10           Severability.  Wherever possible, each provision of this Agreement shall be interpreted in such a manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity without invalidating the remainder of such provision or the remaining provisions of this Agreement.

Section 9.11           Section Titles.  The section titles and table of contents contained in this Agreement are provided for ease of reference only and shall be without substantive meaning or content of any kind whatsoever and are not a part of the agreement between the parties hereto.

Section 9.12           No Setoff.  SRC’s obligations under this Agreement shall not be affected by any right of setoff, counterclaim, recoupment, defense or other right SRC might have against Funding LLC, all of which rights are hereby expressly waived by SRC.

Section 9.13           Confidentiality.  Notwithstanding anything herein to the contrary, there is no restriction (express or implied) on any disclosure or dissemination of the structure or tax aspects of the transaction contemplated by the Transaction Documents.  Furthermore, each party hereto acknowledges that it has no proprietary rights to any tax matter or tax idea contemplated hereby or to any element of the transaction structure contemplated hereby.

Section 9.14           No Bankruptcy Petition.  Each of Funding LLC (with respect to SRC only), Servicer and SRC (with respect to Funding LLC only) severally and not jointly, hereby covenants and agrees that, prior to the date which is one year and one day after payment in full of all outstanding Notes and all obligations of Funding LLC under the Transaction Documents, it will not institute against, solicit or join or cooperate with or encourage any institution against Funding LLC or SRC any bankruptcy, reorganization, arrangement, insolvency or liquidation proceedings or other similar proceeding under any United States federal or state bankruptcy or similar law.  Nothing in this Section 9.14 shall preclude, or be deemed to estop, any of the foregoing Persons from taking (to the extent such action is otherwise permitted to be taken by such Person hereunder) or omitting to take any action prior to such date in (i) any case or proceeding with respect to Funding LLC or SRC voluntarily filed or commenced by or on behalf of Funding LLC or SRC, respectively, under or pursuant to any such law or (ii) any involuntary case or proceeding pertaining to Funding LLC or SRC, as applicable under or pursuant to any such law.

[Remainder of page intentionally left blank.]

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their respective duly authorized representatives, as of the date first above written.

STONE RECEIVABLES CORPORATION

By:	/s/ Richard P. Marra
Name:	Richard P. Marra
Title:	Assistant Treasurer

SSCE FUNDING, LLC

By:	/s/ Richard P. Marra
Name:	Richard P. Marra
Title:	Assistant Treasurer

SMURFIT-STONE CONTAINER ENTERPRISES, INC.

By:	/s/ Richard P. Marra
Name:	Richard P. Marra
Title:	Assistant Treasurer

S-1

Exhibit 5.3(j)

SERVICER’S CREDIT AND COLLECTION POLICY

See attached.

1

Schedule 4.1(m)

OFFICES; QUALIFICATION TO DO BUSINESS

Location of Records:	401 Alton Street
Alton, Illinois 62002

States in which SRC is duly qualified to do business:

Illinois, Missouri

1

Schedule 4.1(p)

UCC INFORMATION

Stone Receivables Corporation

True Legal Name:	Stone Receivables Corporation

Jurisdiction of Organization:	Delaware

Chief Executive Offices/Collateral Locations:	8182 Maryland Avenue, Clayton, Missouri 63105
FEIN:	36-3995874

Organizational Identification Number:	2461777

During the past five years, SRC has not had or used any trade names, fictitious names, assumed names “doing business as” names, or any other names under which it has done or is doing business.

1

Schedule 4.1(s)

Perfection Representations and Warranties

I.              Representations, Warranties and Agreements Relating to the Security Interest.  SRC hereby makes the following representations, warranties and agreements with respect to the TSA Assets:

(a)  TSA Assets.

(i)  Creation.  The Transfer and Servicing Agreement creates a valid and continuing security interest (as defined in the applicable UCC) in the TSA Assets in favor of Issuer which security interest is prior to all other Adverse Claims, and is enforceable as such as against creditors of and purchasers from SRC.

(b)  Transferred Receivables.

(i)  Nature of Transferred Receivables.  The Transferred Receivables constitute “accounts,” “payment intangibles,” or “general intangibles” within the meaning of the applicable UCC.

(ii)  Ownership of Transferred Receivables.  SRC owns and has good and marketable title to the Transferred Receivables and Related Security with respect thereto free and clear of any Adverse Claim.

(iii)  Perfection and Related Security.  SRC has caused (and will cause each Seller to cause), within ten days after the Closing Date relating to the first Series of Notes, the filing of all appropriate financing statements in the proper filing office in the appropriate jurisdictions under applicable law in order to perfect the sale or contribution, as applicable, of, and security interest in, the TSA Assets from each such Seller to SRC pursuant to the Sale Agreement, the sale or contribution, as applicable, thereof and security interest therein from SRC to Issuer pursuant to the Transfer and Servicing Agreement, to the extent that such collateral constitutes “accounts,” “payment intangibles,” or “general intangibles.”

(c)  Rights under Sale Agreement.

(i)  Nature of TSA Assets.  The TSA Assets described in Section 2.1(a)(i)(D) of the Transfer and Servicing Agreement constitute “payment intangibles” or “general intangibles” within the meaning of the applicable UCC.

(ii)  Ownership.  SRC owns and has good and marketable title to the TSA Assets described in Section 2.1(a)(i)(D) of the Transfer and Servicing Agreement free and clear of any Adverse Claim.  Other than the security interest granted to Issuer pursuant to the Transfer and Servicing Agreement, SRC has not pledged, assigned, sold, granted a security interest in, or otherwise conveyed the TSA Assets described. in Section 2.1(a)(i)(D) of the Transfer and Servicing Agreement

1

(d)  Priority.

(i)  Other than the transfer of the Transferred Receivables to Issuer under the Transfer and Servicing Agreement, SRC has not pledged, assigned, sold granted a security interest in, or otherwise conveyed any of the Transferred Receivables, except for any such pledge, grant or other conveyance which has been terminated.  SRC has not authorized the filing of or is aware of any financing statements against SRC that include a description of Transferred Receivables, other than any financing statement relating to the transfer thereof by SRC to Issuer under the Transfer and Servicing Agreement or that has been  terminated.

(ii)  SRC is not aware of any judgment, ERISA or tax lien filings against SRC.

(e)  Survival of Supplemental Representations.  Notwithstanding any other provision of the Transfer and Servicing Agreement or any other Transaction Document, the representations contained in this Schedule 4.1(s) shall be continuing, and remain in full force and effect until such time as the Notes and all other obligations under the Indenture have been finally and fully paid and performed.

(f)  No Waiver.  The parties to the Transfer and Servicing Agreement shall not: (i) waive any of the representations set forth in this Schedule 4.1(s); or (ii) waive a breach of any of the representations set forth in this Schedule 4.1(s).

(g)  SRC to Maintain Perfection and Priority.  In order to evidence the interests of Issuer under the Transfer and Servicing Agreement, SRC shall, from time to time take such action, or execute and deliver such instruments as may be necessary or advisable (including such actions as are reasonably requested by the Issuer or the Indenture Trustee) to maintain and perfect, as a first-priority interest, Indenture Trustee’s security interest in the TSA Assets.  SRC shall, from time to time and within the time limits established by law, prepare and present to Indenture Trustee for Indenture Trustee’s authorization and approval, all financing statements, amendments, continuations or initial financing statements in lieu of a continuation statement, or other filings necessary to continue, maintain and perfect Indenture Trustee’s security interest as a first-priority interest.  Indenture Trustee’s approval of such filing shall authorize SRC to file such financing statements under the UCC without the signature of the Issuer or Indenture Trustee where allowed by applicable law.  Notwithstanding anything else in the Transaction Documents to the contrary, SRC shall not have any authority to file a termination, partial termination, release, partial release, or any amendment that deletes the name of a debtor or excludes collateral of any such financing statements, without the prior written consent of Indenture Trustee.

II.            Reaffirmation of Representations and Warranties.  On the date of each sale or contribution of Transferred Receivables to Issuer and on the date each Monthly Report is delivered, SRC, by accepting the Transferred Receivables subject to such sale or contribution and/or the provision of such information or report shall be deemed to have certified that (a) all representations and warranties of SRC, described in this Schedule 4.1(s) are correct on and as of

2

such day as though made on and as of such day and (b) no event has occurred or is continuing, or would result from any such transfers which constitutes a Default or an Event of Default.

3

Schedule 5.3(l)

LOCK-BOX ACCOUNTS

Bank of America, N.A.

Lock-Box Addresses: 840865, 409813 and 18265

Lock-Box Account No. 3750677531

JPMorgan Chase Bank, N.A.

Lock-Box Nos. 21515, 905338 and 730707

Lock-Box Account No. 636282956, 1007574

1